CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we hereby consent to the use of our report dated December 19, 2012 for the Epiphany Funds (the “Funds”) which included the statement of assets and liabilities, statement of operations, statement of changes in net assets and financial highlights of the Dana Large Cap Core Fund and to all references to our firm included in the Proxy Statement/Prospectus and Statement of Additional Information in Valued Advisers Trust’s Registration Statement on Form N-14.

Abington, Pennsylvania

September 23, 2013